FORM 5

             U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities
           Exchange Act of 1934, Section 17(a) of the
          Public Utility Holding Company Act of 1935 or
       Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

                    Debra A. Boyer
                    2784 Whitehill Lane
                    Traverse City, MI  49684

2.   Issuer Name and Ticker or Trading Symbol

          Versus Technology, Inc. VSTI

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

          Not furnished

4.   Statement for Month/Year

            October 1996

5.   If Amendment, Date of Original (Month/Year)



6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ] Director               [ ] 10% Owner

     [X] Officer (give title    [ ] Other (Specify below)
                  below)

     Chief Financial Officer and Secretary
_____________________________________

     Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned



                                                                    5. Amount
                                     3. Trans-  4. Securities       of Securi-
                                     action     Acquired (A) or     ties Bene-  6. Owner-
                                     Code       Disposed of (D)     ficially    ship Form:  7. Nature of
                                     (Instr. 8) (Instr. 3, 4 & 5)   Owned at    Direct(D)   Indirect
                      2. Trans-     _________  ___________________  End of      or Indirect Beneficial
1. Title of           Transaction                      (A) or       Issuer's      (I)         Ownership
Security                 Date                  Amount  (D)   Price  Fiscal Year (Instr. 4)  (Instr. 4)
(Instr. 3)            (Mo./day/yr.)                                 (Inst. 3&4)
_________________     ___________    ____ ___  ______ _____  _____  ________   ___________  _________


Common Stock             10/30/96     P (1)  5,625       A    0.01   5,625           D








/TABLE

              Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                      (e.g., puts, calls, warrants, options, convertible securities)
                                                                                               9.
                                                                                               Number
                                               5. Number                7. Title               of
                                               of Deriv-   6. Date      and Amount             Deriv-  10. Own-
                                               ative Sec-  Exercisable  of Under-              ative   ership
                                               urities     & Expiration lying Sec-             Secur-  Form of    11.
                                               Acquired    Date         urities (In-           ities   Deriva-    Nature
                                    4. Trans-  (A) or      (Mo./day/yr.)str. 3 & 4)   8.       Benefi- tive Sec-  of In-
              2. Conver-            action     Disposed   _____________ _____________ Price    cially  urity:     direct
              sion or    3. Trans-  Code       of (D)                          Amount of       Owned   Direct(D)  Bene-
1. Title of   Exercise   action     (Instr. 8) (Instr. 3,                      or     Deriv-   at End  or In-     ficial
Derivative    Price of   Date)                 4 and 5)   Date    Expir-       Number ative    of      direct(I)  Owner-
Security      Derivative (Month/    ____________________  Exer-   ation        of     Security Year    (Instr. )  ship
(Instr. 3)    Security   day/yr.)   Code  V    (A)   (D)  cisable Date  Title  Shares (Instr.  (Instr.  4)       (Instr.
                                                                                       5)        4)               4)
____________  _________  ________   ____  _  ______ ____  _______ _____ _____  ______ ________ _______ _________ _______



Explanation of Responses:

(1) Shares of Common Stock of the Registrant issued to the Reporting Person pursuant to the Registrant's 1996 Incentive
Restricted Stock Bonus Plan.


                          DEBRA A. BOYER                January 6, 1997
                          __________________________   ___________________
                          Debra A. Boyer
                          Signature of Reporting           Date
                          Person